For Immediate Release Thursday, September 4, 2003	Contact Information Investors: Roberto R. Thomae (210) 496-5300 ext. 214, bthomae@txco.com Media: Paul Hart (210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

THE EXPLORATION COMPANY UPDATES MAVERICK BASIN OPERATIONS

        SAN ANTONIO – Sept. 4, 2003 – The Exploration Company (Nasdaq:TXCO) today provided an operations update on its 480,000-acre lease block in the Maverick Basin of Southwest Texas.

        TXCO’s net daily production at the end of August was 1,692 barrels of oil per day (BOPD) and 6.6 million cubic feet of natural gas per day (MMcfd), compared with 1,886 BOPD and 6.6 MMcfd at the end of June. Combined daily production was 16.8 million cubic feet of gas equivalent. Record Company activity in the Maverick Basin continues with TXCO participating in 53 new wells during the first eight months of 2003, compared to 37 wells for all of 2002. In addition, TXCO has re-entered seven existing wells this year. It expects to have six rigs operating on its Maverick Basin lease block in September. Current drilling and operating highlights include:

Glen Rose Oil

        Three additional horizontal wells to the Glen Rose porosity interval have been placed on production thus far in the third quarter. To date, TXCO has drilled five of the 13 horizontal wells planned for this year. The Comanche 1-117H began production in July at 100 BOPD, later increasing to 558 BOPD and 16 barrels of water per day (BWPD). In August, the Comanche 2-112H went on production at 755 BOPD and 67 BWPD and the Comanche 2-46H began production at 655 BOPD and no water.

        TXCO also has spudded six of 13 vertical wells planned for 2003 that target the Glen Rose porosity, including one thus far in the third quarter. Currently, one is on production, three are awaiting completion, one is drilling and one was re-completed to the Georgetown formation. In addition to increasing overall Glen Rose oil production, the vertical delineation wells have been located to help determine the areal extent of the oil-bearing portion of the porosity interval. The target interval of more than 20 square miles was originally identified by a 3-D seismic survey across TXCO’s Maverick Basin lease block.

        At Aug. 31, gross production from the Comanche Halsell (6500) Field was 2,886 BOPD and 8,904 BWPD from 15 producing wells for TXCO and its operating partner, Saxet Energy Ltd. At the end of June, field production was 3,414 BOPD and 7,605 BWPD. As a result of 2003’s record CAPEX expenditures and drilling success, TXCO believes it will realize significant new Glen Rose oil reserve additions by year end.

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Horizontal Glen Rose Shoal

        TXCO has placed two additional horizontal Glen Rose shoal wells on production in the third quarter. A third well is in completion and drilling is under way on a fourth. The Chittim E. (Rodessa 5300) Field had gross production of 10.9 MMcfd and 58 BOPD at the end of August, compared with 9.9 MMcfd and 68 BOPD at June 30. To date, TXCO has drilled nine of the 17 Glen Rose shoal horizontal wells budgeted this year.

Georgetown

        TXCO expects to place a new Georgetown deviated well on production in September following completion of a pipeline connection. In tests, the G.W. Vivian 1-687, drilled on the Pena Creek lease and originally targeting the Glen Rose oil porosity, flowed gas at rates of as much as 4.1 MMcfd with a trace of condensate on an 18/64-inch choke with flowing tubing pressure of 2,240 pounds per square inch. Absolute open flow was 26 MMcfd. TXCO has a 50 percent working interest in the well and is the operator.

        Gross Georgetown production at the end of August was 121 BOPD and 1.2 MMcfd from 21 producing wells (not including the Vivian well), compared with 218 BOPD and 769,000 cubic feet per day (Mcfd) at June 30. TXCO has had mixed success tapping the Georgetown formation through use of deviated well techniques. However, the Vivian well made use of new seismic processing that appears to enhance the chances of success. The wells are engineered to cut across the formation’s nearly vertical faults at deviated angles, targeting higher flow rates and production compared to conventional, vertical wells. TXCO has drilled 11 of 25 Georgetown wells planned for this year.

Jurassic

        The Taylor 132-1 wildcat continues drilling below 15,700 feet on TXCO’s Paloma lease. Logging indicated good porosity (from 12 to 27 percent) and resistivity (over 50 ohms) in an interval between 14,936-15,009 feet. To protect the potentially productive zone and allow continued drilling, 9 7/8-inch intermediate casing was set at 15,620 feet. The well is permitted to 18,500 feet and is expected to reach target depth in approximately 30 days, pending any unexpected developments. Blue Star Oil & Gas Ltd. is the operator.

        “We are very pleased with the results of drilling to date. We have encountered the marine sediments at these depths that we anticipated from our 3-D seismic studies,” said James E. Sigmon, president and CEO. “The setting of casing not only protects the potentially productive zone but it also protects the well bore and is consistent with the well’s original engineering design. We remain cautiously optimistic as drilling continues to depths never drilled previously in the Maverick Basin.”

San Miguel Waterflood

        TXCO continues its successful Pena Creek Field infill drilling program to reach bypassed San Miguel formation reserves. Six additional wells have started production in the third quarter and one well is in completion. At the end of August, production from the Pena Creek waterflood had increased to 453 BOPD and 1,253 BWPD, compared with 371 BOPD and 1,724 BWPD and the end of June.

        TXCO has drilled 19 Pena Creek wells this year, surpassing its original, 15-well target. Based on its success to date, TXCO plans to drill additional infill wells in 2003 and expects to realize significant new San Miguel oil reserve additions by year end. Geological, seismic and engineering reviews of the field have identified more than 80 potential infill locations to date. TXCO expects to establish a significant number of additional infill locations as warranted by ongoing drilling results.

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Coalbed Methane

        TXCO continues dewatering of its Olmos/coalbed methane (CBM) project, which began in 2001. At the end of August, 36 wells were producing 170 Mcfd and 1,841 BWPD, compared with 185 Mcfd and 1,947 BWPD at the end of the second quarter. Several wells have increased gas production in recent months, indicative of progress in the project’s dewatering phase. The Company remains optimistic the CBM project will result in significant reserve and production growth in the future.

Looking Ahead

        Added Sigmon, “We expect drilling activity to remain very brisk throughout the rest of 2003. We will have six rigs running this month, which is a very ambitious drilling program for a company of our size. The success of the Vivian well reaffirms the potential in our Georgetown deviated well strategy. Meanwhile, we continue to have good results with the Glen Rose porosity horizontal drilling program, the Pena Creek infill program and, of course, we remain very optimistic about the potential of the heretofore unexplored Jurassic. We believe the Taylor well could be only the beginning. TXCO holds rights to the Jurassic on approximately 300,000 acres.”

About The Exploration Company

        The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol “TXCO.”

        Statements in this press release which are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans, including the timing, category, number, depth, and cost of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s website at www.txco.com. Copies are available without charge, upon request from the Company.